Exhibit 99.1

News Release

Lockheed Martin Reports Second Quarter 2015 Results

•	Net sales of $11.6 billion
•	Net earnings of $929 million, or $2.94 per share
•	Generated cash from operations of $1.3 billion
•	Repurchased 4.9 million shares for $937 million
•	Increases 2015 outlook for operating profit and earnings per share
•	Announces agreement to acquire Sikorsky Aircraft
•	Begins strategic review of government IT and technical services businesses bethesda, Md., July 20, 2015 – Lockheed Martin (NYSE: LMT) today reported second quarter 2015 net sales of $11.6 billion, compared to $11.3 billion in the second quarter of 2014. Net earnings in the second quarter of 2015 were $929 million, or $2.94 per share, compared to $889 million, or $2.76 per share, in the second quarter of 2014. Cash from operations in the second quarter of 2015 was $1.3 billion, compared to $977 million in the second quarter of 2014.

“Solid operational and program execution in the second quarter allowed us to increase our financial guidance for profit and earnings per share,” said Lockheed Martin chairman, president and CEO Marillyn Hewson. "Separately, we announced two portfolio shaping initiatives today, the acquisition of Sikorsky Aircraft and a strategic review of our IT services business in IS&GS and our technical services business in MFC. We look forward to welcoming Sikorsky to the Lockheed Martin team and determining the best path to long-term growth for the business under review.”

Strategic Actions

Acquisition of Sikorsky Aircraft

On July 20, 2015, the Corporation announced that it entered into a definitive agreement to acquire Sikorsky Aircraft (Sikorsky), a global company engaged in the design, manufacture and support of military and commercial helicopters, for $9.0 billion of cash, subject to certain adjustments. The Corporation expects to fund the acquisition with a combination of new debt issuances and available cash. The Corporation and United Technologies Corporation have agreed to make a joint election under Section 338(h)(10) of the Internal Revenue Code, which treats the transaction as an asset purchase for tax purposes. This election generates a cash tax benefit with an estimated net present value of $1.9 billion for the Corporation and its shareholders. The acquisition is subject to customary closing conditions, including regulatory approval, and is expected to close in the fourth quarter of 2015 or the first quarter of 2016. Once the acquisition is complete, the Corporation plans to align Sikorsky under its Mission Systems and Training business segment. The Corporation’s financial results will not include Sikorsky’s results until the acquisition is closed.

Strategic Review of Government IT and Technical Services Businesses

On July 20, 2015, the Corporation also announced that it will conduct a strategic review of the government IT infrastructure services business within its IS&GS business segment and the technical services business within its MFC business segment. The programs to be reviewed represent approximately $6.0 billion in estimated 2015 annual sales and approximately 17,000 employees. The Corporation expects the strategic review will result in a spin-off to its shareholders or sale of these businesses. The IS&GS programs that are not included in the strategic review are mostly focused on defense and intelligence customers and will be realigned into the Corporation’s other business segments following completion of the review. The Corporation expects to complete the strategic review in 2015. While the Corporation performs its strategic review, it will maintain the current operating and reporting structure and will continue to report the financial results of the government IT infrastructure services and technical services businesses in its continuing operations.

Summary Financial Results

The following table presents the Corporation’s summary financial results.

(in millions, except per share data)	Quarters Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$11,643	$11,306	$21,754	$21,956

Business segment operating profit	$1,400	$1,406	$2,706	$2,835
Unallocated items
FAS/CAS pension adjustment	120	85	239	171
Other, net	(75)	(65)	(144)	(148)
Total unallocated items	45	20	95	23
Consolidated operating profit	$1,445	$1,426	$2,801	$2,858

Net earnings	$929	$889	$1,807	$1,822

Diluted earnings per share	$2.94	$2.76	$5.68	$5.63

Cash from operations[1]	$1,263	$977	$2,220	$3,077

[1] The Corporation made no contributions to its defined benefit pension trust during the second quarter of 2015 compared to $515 million during the second quarter of 2014. Additionally, the Corporation made net income tax payments of $460 million during the second quarter of 2015 compared to $760 million during the second quarter of 2014.

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2015 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and restructuring activities until such items have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Outlook	April Outlook

Orders	No Change	$43,500 – $45,000

Net sales	No Change	$43,500 – $45,000

Business segment operating profit	$5,225 – $5,375	$5,150 – $5,300
FAS/CAS pension adjustment	No Change	~475
Other, net	No Change	~(275)
Consolidated operating profit	$5,425 – $5,575	$5,350 – $5,500

Diluted earnings per share	$11.00 – $11.30	$10.85 – $11.15

Cash from operations	No Change	≥ $5,000

Cash Deployment Activities

The Corporation’s cash deployment activities in the second quarter of 2015 consisted of the following:

•	repurchasing 4.9 million shares for $937 million, compared to 0.8 million shares for $124 million in the second quarter of 2014;
•	paying cash dividends of $467 million, compared to $421 million in the second quarter of 2014;
•	making capital expenditures of $191 million, compared to $150 million in the second quarter of 2014; and
•	no contributions to the Corporation’s pension trust, compared to $515 million during the second quarter of 2014.

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Segment Results

The Corporation operates in five business segments: Aeronautics, Information Systems & Global Solutions (IS&GS), Missiles and Fire Control (MFC), Mission Systems and Training (MST) and Space Systems. The Corporation organizes its business segments based on the nature of the products and services offered.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with GAAP (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and goodwill impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Changes in volume also include the effect of fluctuations in contract profit booking rates that have occurred in reporting periods other than those presented in the comparative segment results. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margins may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margins may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; asset impairments; and losses on sales of assets. Segment operating profit and items such as risk retirements, reductions of profit booking rates or other matters are presented net of state income taxes.

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The following table presents summary operating results of the Corporation’s five business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales
Aeronautics	$4,131	$3,855	$7,265	$7,241
Information Systems & Global Solutions	1,898	1,941	3,767	3,851
Missiles and Fire Control	1,777	1,891	3,280	3,758
Mission Systems and Training	1,808	1,771	3,459	3,399
Space Systems	2,029	1,848	3,983	3,707
Total net sales	$11,643	$11,306	$21,754	$21,956

Operating profit
Aeronautics	$444	$453	$815	$846
Information Systems & Global Solutions	160	175	296	349
Missiles and Fire Control	303	345	595	703
Mission Systems and Training	234	185	453	435
Space Systems	259	248	547	502
Total business segment operating profit	1,400	1,406	2,706	2,835
Unallocated items
FAS/CAS pension adjustment	120	85	239	171
Other, net	(75)	(65)	(144)	(148)
Total unallocated items	45	20	95	23
Total consolidated operating profit	$1,445	$1,426	$2,801	$2,858

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments and other matters, represented approximately 39 percent of total segment operating profit for the second quarter of 2015, compared to approximately 31 percent in the second quarter of 2014.

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Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$4,131	$3,855	$7,265	$7,241
Operating profit	$444	$453	$815	$846
Operating margins	10.7%	11.8%	11.2%	11.7%

Aeronautics’ net sales for the second quarter of 2015 increased $276 million, or 7 percent, compared to the same period in 2014. The increase was attributable to higher net sales of about $280 million for F-35 production contracts due to increased volume on aircraft production and sustainment activities; and approximately $150 million for the C-5 program due to increased aircraft deliveries (four aircraft delivered during the second quarter of 2015 compared to two delivered during the same period in 2014). The increases were partially offset by lower net sales of approximately $90 million for the C-130 program due to lower sustainment activities and aircraft contract mix; and about $45 million for the F-22 program due to decreased sustainment activities. Net sales for F-35 development contracts were comparable.

Aeronautics’ operating profit for the second quarter of 2015 decreased $9 million, or 2 percent, compared to the same period in 2014. Operating profit decreased by approximately $55 million for the C-130 program due to lower risk retirements and aircraft contract mix; and approximately $15 million for the F-22 program due to decreased risk retirements and lower sustainment activities. These decreases were partially offset by higher operating profit of approximately $30 million for the F-16 program due to increased risk retirements; and about $30 million for F-35 production contracts due to higher risk retirements and volume. Adjustments not related to volume, including net profit booking rate adjustments, were $30 million higher for the second quarter of 2015 compared to the same period in 2014.

The decline in operating margin for the second quarter of 2015 reflects the change in Aeronautics’ program mix, as sales for programs that yield lower operating profit margins were a larger portion of total net sales (primarily F-35 and C-5 programs).

Information Systems & Global Solutions

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$1,898	$1,941	$3,767	$3,851
Operating profit	$160	$175	$296	$349
Operating margins	8.4%	9.0%	7.9%	9.1%

IS&GS’ net sales decreased $43 million, or 2 percent, for the second quarter of 2015 compared to the same period in 2014. The decrease was attributable to lower net sales of approximately $160 million due to decreased volume as a result of in-theater force reductions (including Persistent Threat Detection System), lower customer funding levels (primarily command and control programs), and increased competition coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed (including CMS-CITIC). The decreases were partially offset by higher net sales of approximately $60 million for businesses acquired in the second half of 2014; and about $55 million due to increased volume on recently awarded programs.

IS&GS’ operating profit for the second quarter of 2015 decreased $15 million, or 9 percent, compared to the same period in 2014. The decrease was primarily attributable to the activities mentioned above for net sales. Adjustments not related to volume, including net profit booking rate adjustments, for the second quarter of 2015 were comparable to the same period in 2014.

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Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$1,777	$1,891	$3,280	$3,758
Operating profit	$303	$345	$595	$703
Operating margins	17.1%	18.2%	18.1%	18.7%

MFC’s net sales for the second quarter of 2015 decreased $114 million, or 6 percent, compared to the same period in 2014. The decrease was attributable to lower net sales of approximately $115 million for air and missile defense programs due to fewer deliveries (including Patriot Advanced Capability-3 (PAC-3)) and reduced development activities (primarily Medium Extended Air Defense System (MEADS)).

MFC’s operating profit for the second quarter of 2015 decreased $42 million, or 12 percent, compared to the same period in 2014. The decrease was attributable to lower operating profit of approximately $30 million for fire control programs due to lower risk retirements and volume (including Apache), and about $25 million for air and missile defense programs due to lower risk retirements (primarily PAC-3). Adjustments not related to volume, including net profit booking rate adjustments, were approximately $40 million lower for the second quarter of 2015 compared to the same period in 2014.

Mission Systems and Training

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$1,808	$1,771	$3,459	$3,399
Operating profit	$234	$185	$453	$435
Operating margins	12.9%	10.4%	13.1%	12.8%

MST’s net sales for the second quarter of 2015 increased $37 million, or 2 percent, compared to the same period in 2014. Net sales increased by approximately $90 million for integrated warfare systems and sensors programs due to the start of new programs (primarily Space Fence) and higher volume (including Aegis). These increases were partially offset by lower net sales of approximately $75 million for ship and aviation systems programs primarily due to decreased volume (including Merlin Capability Sustainment Program).

MST’s operating profit for the second quarter of 2015 increased $49 million, or 26 percent, compared to the same period in 2014. The increase was primarily attributable to higher operating profit of approximately $50 million due to reserves recorded in 2014 on certain training and logistics solutions programs that were not repeated in 2015; about $20 million for integrated warfare systems and sensors programs due to increased risk retirements (primarily Halifax Class Modernization); partially offset by lower operating profit of approximately $20 million for ship and aviation systems programs due to lower risk retirements and volume (including naval launchers). Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $50 million higher for the second quarter of 2015 compared to the same period in 2014.

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Space Systems

(in millions)	Quarters Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$2,029	$1,848	$3,983	$3,707
Operating profit	$259	$248	$547	$502
Operating margins	12.8%	13.4%	13.7%	13.5%

Space Systems’ net sales for the second quarter of 2015 increased $181 million, or 10 percent, compared to the same period in 2014. The increase was attributable to higher net sales of approximately $105 million for the Orion program due to increased volume; and about $80 million for businesses acquired in the second half of 2014.

Space Systems’ operating profit for the second quarter of 2015 increased $11 million, or 4 percent, compared to the same period in 2014. The increase was attributable to higher operating profit of approximately $55 million for government satellite programs due to increased risk retirements (primarily Mobile User Objective System and Space Based Infrared System). The increases were partially offset by lower operating profit of approximately $40 million primarily due to lower equity earnings for joint ventures. Adjustments not related to volume, including net profit booking rate adjustments and other matters, were approximately $75 million higher for the second quarter of 2015 compared to the same period in 2014.

Total equity earnings recognized by Space Systems (primarily ULA) represented approximately $40 million, or 15 percent, of this business segment’s operating profit for the second quarter of 2015, compared to approximately $80 million, or 32 percent, in the second quarter of 2014.

Income Taxes

The Corporation’s effective income tax rate was 30.8 percent for the second quarter of 2015, compared to 33.7 percent for the second quarter of 2014. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature. The effective rate for the second quarter of 2015 was lower primarily due to tax reserve adjustments recorded in the second quarter of 2014. The effective rates during both periods did not include a benefit from the U.S. research and development tax credit because the credit had expired.

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Conference Call Information

Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. ET on July 20, 2015. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the Corporation’s website at: www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 112,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s net sales for 2014 were $45.6 billion.

# # #

Media Contact:

Dan Nelson, +1 301-897-6357; dan.nelson@lmco.com

Investor Relations Contact:

Jerry Kircher, +1 301-897-6584; jerry.f.kircher@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•	the Corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding;
•	declining budgets; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011; U.S. Government operations under a continuing resolution or the failure to adopt a budget which may cause contracts to be delayed, canceled or funded at lower levels or which may impact the Corporation’s operating results and cash flows;
•	risks related to the development, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
•	the Corporation’s success in growing international sales and expanding into adjacent markets and risks associated with doing business in new markets and internationally;
•	the competitive environment for the Corporation’s products and services, including increased market pressures in the Corporation’s services businesses, competition from outside the aerospace and defense industry, and increased bid protests;
•	planned production rates for significant programs and compliance with stringent performance and reliability standards;
•	the performance of key suppliers, teammates, venture partners, subcontractors and customers;
•	the timing and customer acceptance of product deliveries;
•	the Corporation’s ability to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•	the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;

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•	the Corporation’s ability to implement, pace and effect capitalization changes such as share repurchase activity and pension funding or debt levels;
•	the Corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;
•	the accuracy of the Corporation’s estimates and projections;
•	risk of a future impairment of goodwill or other long-term assets;
•	movements in interest rates and other changes that may affect pension plan assumptions and actual returns on pension plan assets;
•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•	the satisfaction of conditions to (including regulatory approvals) and consummation of the Corporation’s previously announced acquisition of Sikorsky, the timing and terms of any financing for such acquisition, and its ability to successfully integrate the Sikorsky business and realize synergies and other expected benefits of the transaction;
•	the terms, timing or structure of a potential transaction related to the Corporation’s government IT and technical services businesses (or whether any such transaction will take place at all);
•	the adequacy of the Corporation’s insurance and indemnities;
•	materials availability;
•	the effect of changes in or interpretation of legislation, regulation or policy, including those applicable to procurement, cost allowability or recovery, accounting, taxation, or export; and
•	the outcome of legal proceedings, bid protests, environmental remediation efforts, government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the U.S. Securities and Exchange Commission (SEC) including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and quarterly reports on Form 10-Q. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$11,643	$11,306	$21,754	$21,956
Cost of sales	(10,272)	(9,965)	(19,120)	(19,244)
Gross profit	1,371	1,341	2,634	2,712
Other income, net	74	85	167	146
Operating profit	1,445	1,426	2,801	2,858
Interest expense	(104)	(85)	(197)	(171)
Other non-operating income, net	2	-	5	2
Earnings before income taxes	1,343	1,341	2,609	2,689
Income tax expense	(414)	(452)	(802)	(867)
Net earnings	$929	$889	$1,807	$1,822
Effective tax rate	30.8%	33.7%	30.7%	32.2%

Earnings per common share
Basic	$2.98	$2.81	$5.76	$5.73
Diluted	$2.94	$2.76	$5.68	$5.63

Weighted average shares outstanding
Basic	312.0	316.8	313.7	318.0
Diluted	316.1	322.1	318.2	323.6

Common shares reported in stockholders' equity at end of period			309	315

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter, which was on June 28 for the second quarter of 2015 and June 29 for the second quarter of 2014, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended			Six Months Ended
	June 28, 2015	June 29, 2014	% Change	June 28, 2015	June 29, 2014	% Change
Net sales
Aeronautics	$4,131	$3,855	7%	$7,265	$7,241	-%
Information Systems & Global Solutions	1,898	1,941	(2)%	3,767	3,851	(2)%
Missiles and Fire Control	1,777	1,891	(6)%	3,280	3,758	(13)%
Mission Systems and Training	1,808	1,771	2%	3,459	3,399	2%
Space Systems	2,029	1,848	10%	3,983	3,707	7%
Total net sales	$11,643	$11,306	3%	$21,754	$21,956	(1)%

Operating profit
Aeronautics	$444	$453	(2)%	$815	$846	(4)%
Information Systems & Global Solutions	160	175	(9)%	296	349	(15)%
Missiles and Fire Control	303	345	(12)%	595	703	(15)%
Mission Systems and Training	234	185	26%	453	435	4%
Space Systems	259	248	4%	547	502	9%
Total business segment operating profit	1,400	1,406	-%	2,706	2,835	(5)%
Unallocated items
FAS/CAS pension adjustment	120	85		239	171
Other, net	(75)	(65)		(144)	(148)
Total unallocated items	45	20	N/M	95	23	N/M
Total consolidated operating profit	$1,445	$1,426	1%	$2,801	$2,858	(2)%

Operating margins
Aeronautics	10.7%	11.8%		11.2%	11.7%
Information Systems & Global Solutions	8.4%	9.0%		7.9%	9.1%
Missiles and Fire Control	17.1%	18.2%		18.1%	18.7%
Mission Systems and Training	12.9%	10.4%		13.1%	12.8%
Space Systems	12.8%	13.4%		13.7%	13.5%
Total business segment operating margins	12.0%	12.4%		12.4%	12.9%

Total consolidated operating margins	12.4%	12.6%		12.9%	13.0%

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Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	June 28, 2015	Dec. 31, 2014
Assets
Current assets
Cash and cash equivalents	$3,202	$1,446
Receivables, net	7,064	5,884
Inventories, net	3,032	2,882
Deferred income taxes	1,469	1,451
Other current assets	520	666
Total current assets	15,287	12,329

Property, plant and equipment, net	4,640	4,755
Goodwill	10,867	10,862
Deferred income taxes	4,035	4,013
Other noncurrent assets	5,019	5,114
Total assets	$39,848	$37,073

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,016	$1,570
Customer advances and amounts in excess of costs incurred	5,549	5,790
Salaries, benefits and payroll taxes	1,808	1,826
Current portion of long-term debt	452	-
Other current liabilities	2,799	1,926
Total current liabilities	12,624	11,112

Accrued pension liabilities	11,387	11,413
Other postretirement benefit liabilities	1,090	1,102
Long-term debt, net	7,950	6,169
Other noncurrent liabilities	3,815	3,877
Total liabilities	36,866	33,673

Stockholders' equity
Common stock, $1 par value per share	309	314
Additional paid-in capital	-	-
Retained earnings	14,129	14,956
Accumulated other comprehensive loss	(11,456)	(11,870)
Total stockholders' equity	2,982	3,400
Total liabilities and stockholders' equity	$39,848	$37,073

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Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Six Months Ended
	June 28, 2015	June 29, 2014

Operating activities
Net earnings	$1,807	$1,822
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	490	479
Stock-based compensation	89	97
Changes in assets and liabilities
Receivables, net	(1,183)	(598)
Inventories, net	(154)	307
Accounts payable	453	557
Customer advances and amounts in excess of costs incurred	(211)	(160)
Postretirement benefit plans	580	125
Income taxes	471	311
Other, net	(122)	137
Net cash provided by operating activities	2,220	3,077

Investing activities
Capital expenditures	(309)	(253)
Acquisitions of businesses and investments in affiliates	-	(172)
Other, net	91	(1)
Net cash used for investing activities	(218)	(426)

Financing activities
Issuance of long-term debt, net of related costs	2,213	-
Repurchases of common stock	(1,541)	(1,230)
Proceeds from stock option exercises	84	223
Dividends paid	(965)	(865)
Other, net	(37)	40
Net cash used for financing activities	(246)	(1,832)

Net change in cash and cash equivalents	1,756	819
Cash and cash equivalents at beginning of period	1,446	2,617
Cash and cash equivalents at end of period	$3,202	$3,436

14

Lockheed Martin Corporation

Consolidated Statement of Stockholders' Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity

Balance at Dec. 31, 2014	$314	$-	$14,956	$(11,870)	$3,400
Net earnings	-	-	1,807	-	1,807
Other comprehensive income, net of tax[1]	-	-	-	414	414
Repurchases of common stock	(8)	(318)	(1,215)	-	(1,541)
Dividends declared[2]	-	-	(1,419)	-	(1,419)
Stock-based awards and ESOP activity	3	318	-	-	321
Balance at June 28, 2015	$309	$-	$14,129	$(11,456)	$2,982

[1]	Primarily represents the reclassification adjustment for recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.50 per share declared during each of the first and second quarters of 2015. Additionally, includes dividends of $1.50 per share declared in the second quarter of 2015 and payable in the third quarter of 2015.

15

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	June 28, 2015	Dec. 31, 2014
Aeronautics	$23,200	$27,600
Information Systems & Global Solutions	7,500	8,700
Missiles and Fire Control	12,200	13,600
Mission Systems and Training	12,300	11,700
Space Systems	17,600	18,900
Total backlog	$72,800	$80,500

	Quarters Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Orders	$7,500	$9,500	$14,000	$17,200

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
F-16	3	4	6	8
F-35	11	6	19	14
C-130J	6	6	10	11
C-5	4	2	5	4

16